UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 26, 2016

Seaboard Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-3390	04-2260388
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

9000 West 67th Street, Shawnee Mission, Kansas	66202
(Address of principal executive offices)	(Zip Code)

 Registrant’s telephone number, including area code    (913) 676-8800

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On January 26, 2016, Seaboard Foods LLC and Seaboard Foods of Iowa, LLC, wholly-owned subsidiaries of Seaboard Corporation (collectively, “Seaboard Foods”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Woodford Creek Farms LLP (“Woodford”), Christensen Farms & Feedlots, Inc. (“CFF”), and Christensen Farms Midwest, LLC (collectively with CFF, “Christensen”). Pursuant to the Purchase Agreement, Seaboard Foods agreed to purchase certain assets (and assume certain liabilities) of Christensen, including a portion of Christensen’s hog inventory, a feed mill and truck washes, certain hog farms in Colorado and related assets for a cash purchase price equal to approximately $71.1 million, subject to adjustment for any changes in hog inventory and for other inventory items at the time of closing, and Woodford agreed to purchase hog farms in Iowa for a cash purchase price equal to approximately $75.8 million (collectively, the “Purchase”). Woodford will enter into a swine production agreement with Seaboard Foods to raise and care for the Iowa hogs.  At the closing, the parties will enter into a transition services agreement, pursuant to which Christensen will provide certain transitional services to Seaboard Foods and Woodford following the closing, and Seaboard Foods will enter into a services agreement to provide certain services to Woodford.  For accounting purposes, the assets purchased by Woodford will be consolidated by Seaboard Foods as a result of the swine production and other agreements with Seaboard Foods.  The closing of the Purchase is currently expected to occur on or around February 7, 2016.

The closing of the Purchase is subject to the satisfaction of certain closing conditions described below. The Purchase Agreement includes customary representations, warranties and covenants, including certain customary covenants restricting Christensen from taking certain actions between the signing of the Purchase Agreement and the closing of the Purchase. The Purchase Agreement also contains customary indemnification obligations of each party with respect to breaches of their respective representations, warranties, covenants and agreements. Consummation of the Purchase is subject to the satisfaction or waiver of certain closing conditions, including, among other matters: (i) the representations and warranties are true and correct in all material respects, unless qualified by materiality or with respect to a material adverse effect, in which case the representations and warranties shall be true in all respects; (ii) the covenants have been performed or complied with in all material respects, unless qualified by materiality or with respect to a material adverse effect, in which case compliance shall be in all respects; (iii) receipt of certain consents and approvals; (iv) the absence of any action or order that would prevent the Purchase or the consummation of the other transactions contemplated under the Purchase Agreement; (v) the absence of a material adverse effect; (vi) Seaboard Foods’ opportunity to complete and satisfactory conclusion of due diligence; (vii) expiration of any applicable HSR waiting periods and (viii) the delivery of certain other agreements and documentation before or at the closing of the Purchase.

Christensen is a shareholder of Triumph Foods, LLC, with whom Seaboard Foods has formed a joint venture, Seaboard Triumph Foods, LLC, to construct a new pork processing plant in Sioux City, Iowa. Seaboard Foods made market hog supply commitments to the Sioux City plant as part of the joint venture, and with this purchase, Seaboard Foods will increase its sow herd to meet such supply commitments. Seaboard Foods will contract with numerous third party-owned contractors to raise and care for the hogs, including Woodford.

The foregoing is a summary and does not purport to be a complete description of all terms and conditions of the Purchase Agreement and the other agreements entered into in connection with the Purchase.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DATE: January 26, 2016

Seaboard Corporation

by	/s/ Robert L. Steer
Robert L. Steer, Executive Vice President,
Chief Financial Officer